Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Celldex Therapeutics, Inc. of our report dated March 29, 2021 relating to the financial statements, which appears in Celldex Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 16, 2021